Filed Pursuant to Rule 433
Registration No. 333-134553

22.25 YR Amortizing Note

Final Note Terms

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Issuer	Lehman Brothers Holdings (A1/A+/A+)

Underwriter(s):	Lehman Brothers

Issue Type:	US MTN

Initial Principal

Amount:	USD 22,225,000

CUSIP:	52517PL25

Trade Date:	August 21, 2006

Issue Date:	September 15, 2006

Maturity Date:	December 15, 2028

Issue Price:	100.0%

Total Payment Amount:

On each Payment Date, an amount equal to (a) the applicable Interest Amount plus (b) the applicable Principal Payment. For further information regarding the Total Payment payable on each Payment Date, see “Amortization Schedule” below.

Interest Amount:	For each Interest Calculation Period: 5.54000973% x Outstanding Principal Amount.

For further information regarding the Interest Amount payable on each Payment Date, see “Amortization Schedule” below.

Principal Payment:

An amount equal to (a) for the Payment Date occurring on December 15, 2006, USD 437,500 minus the Interest Amount payable on such Payment Date, and (b) for each Payment Date occurring after December 15, 2006 to and including the Maturity Date, USD 875,000 minus the Interest Amount payable on such Payment Date. For further information regarding the Principal Payment to be made on each Payment Date, see “Amortization Schedule” below.

Outstanding Principal Amount:

For (a) the first Interest Calculation Period, the Initial Principal Amount, and (b) for each succeeding Interest Calculation Period, an amount equal to (i) the Initial Principal Amount minus (ii) the sum of the Principal Payments made on each Payment Date to and including the Payment Date that is the first day of that Interest Calculation Period. For further information regarding the Outstanding Principal Amount with respect to each Payment Date, see “Amortization Schedule” below.

Interest Calculation Period:

Semi-annually from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Calculation Period), to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Calculation Period)

Daycount Basis:	Unadjusted modified following 30/360

Payment Dates:	Semi-annually on the 15th of each December and June, commencing on December 15, 2006 and ending on the Maturity Date

Business Days:	London and New York

Calculation Agent:	Lehman Brothers Special Financing

Denomination:	US$1,000/1,000

Amortization Schedule:

				Total	Principal Amount
	Outstanding Principal	Principal	Interest	Amount	Remaining after
Payment Date	Amount	Payment	Amount	Payment	Principal Payment
12/15/2006	$22,225,000	$129,683	$307,817	$437,500	$22,095,317
6/15/2007	$22,095,317	$262,959	$612,041	$875,000	$21,832,358
12/15/2007	$21,832,358	$270,243	$604,757	$875,000	$21,562,116
6/15/2008	$21,562,116	$277,728	$597,272	$875,000	$21,284,387
12/15/2008	$21,284,387	$285,421	$589,579	$875,000	$20,998,966
6/15/2009	$20,998,966	$293,328	$581,672	$875,000	$20,705,638
12/15/2009	$20,705,638	$301,453	$573,547	$875,000	$20,404,185
6/15/2010	$20,404,185	$309,803	$565,197	$875,000	$20,094,382
12/15/2010	$20,094,382	$318,385	$556,615	$875,000	$19,775,998
6/15/2011	$19,775,998	$327,204	$547,796	$875,000	$19,448,794
12/15/2011	$19,448,794	$336,267	$538,733	$875,000	$19,112,526
6/15/2012	$19,112,526	$345,582	$529,418	$875,000	$18,766,944
12/15/2012	$18,766,944	$355,155	$519,845	$875,000	$18,411,789
6/15/2013	$18,411,789	$364,993	$510,007	$875,000	$18,046,797
12/15/2013	$18,046,797	$375,103	$499,897	$875,000	$17,671,694

6/15/2014	$17,671,694	$385,493	$489,507	$875,000	$17,286,201
12/15/2014	$17,286,201	$396,171	$478,829	$875,000	$16,890,029
6/15/2015	$16,890,029	$407,145	$467,855	$875,000	$16,482,884
12/15/2015	$16,482,884	$418,423	$456,577	$875,000	$16,064,461
6/15/2016	$16,064,461	$430,014	$444,986	$875,000	$15,634,447
12/15/2016	$15,634,447	$441,925	$433,075	$875,000	$15,192,522
6/15/2017	$15,192,522	$454,166	$420,834	$875,000	$14,738,356
12/15/2017	$14,738,356	$466,747	$408,253	$875,000	$14,271,609
6/15/2018	$14,271,609	$479,676	$395,324	$875,000	$13,791,933
12/15/2018	$13,791,933	$492,963	$382,037	$875,000	$13,298,970
6/15/2019	$13,298,970	$506,618	$368,382	$875,000	$12,792,352
12/15/2019	$12,792,352	$520,651	$354,349	$875,000	$12,271,701
6/15/2020	$12,271,701	$535,073	$339,927	$875,000	$11,736,628
12/15/2020	$11,736,628	$549,895	$325,105	$875,000	$11,186,733
6/15/2021	$11,186,733	$565,127	$309,873	$875,000	$10,621,606
12/15/2021	$10,621,606	$580,781	$294,219	$875,000	$10,040,825
6/15/2022	$10,040,825	$596,869	$278,131	$875,000	$9,443,956
12/15/2022	$9,443,956	$613,402	$261,598	$875,000	$8,830,554
6/15/2023	$8,830,554	$630,393	$244,607	$875,000	$8,200,161
12/15/2023	$8,200,161	$647,855	$227,145	$875,000	$7,552,306
6/15/2024	$7,552,306	$665,801	$209,199	$875,000	$6,886,505
12/15/2024	$6,886,505	$684,243	$190,757	$875,000	$6,202,262
6/15/2025	$6,202,262	$703,197	$171,803	$875,000	$5,499,065
12/15/2025	$5,499,065	$722,676	$152,324	$875,000	$4,776,389
6/15/2026	$4,776,389	$742,694	$132,306	$875,000	$4,033,695
12/15/2026	$4,033,695	$763,266	$111,734	$875,000	$3,270,429
6/15/2027	$3,270,429	$784,409	$90,591	$875,000	$2,486,020
12/15/2027	$2,486,020	$806,137	$68,863	$875,000	$1,679,883
6/15/2028	$1,679,883	$828,467	$46,533	$875,000	$851,416
12/15/2028	$851,416	$851,416	$23,584	$875,000	$0